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Exhibit 23.1      Consent of KPMG Peat Marwick LLP

The Board of Directors
AMBI Inc.

We consent to the incorporation by reference in the Registration Statement No. 33-73312 on Form S-3, Registration Statement No. 333-9801 on Form S-3, Registration Statement No. 333-2507 on Form S-3, Registration Statement No. 333-29829 on Form S-3, and Registration Statement No. 333-35897 on Form S-3 of AMBI Inc. of our report dated September 28, 1998, except for footnote 20 which is as of October 8, 1998, relating to the consolidated balance sheets of AMBI Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of AMBI Inc.

Stamford, CT                                    KPMG Peat Marwick LLP
October 9, 1998